Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

CHARLTON ARIA ACQUISITION CORPORATION,

KQC QUANTUM, INC.,

KQC MS LIMITED,

and, for the purposes of the sections specified herein only,

KOREA QUANTUM COMPUTING CO., LTD.,

and

ST SPONSOR II LIMITED

Dated as of October 5, 2026

i

ii

Exhibits and Schedules

Exhibit A	Form of Lock-Up Agreement

Parent Disclosure Schedule

SPAC Disclosure Schedule

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of October 5, 2026, is entered into by and among CHARLTON ARIA ACQUISITION CORPORATION, a Cayman Islands exempted company, (the “SPAC”), KQC QUANTUM, INC., a Delaware corporation (“Parent”), KQC MS LIMITED, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and, for the purposes of the sections specified herein only, KOREA QUANTUM COMPUTING CO., LTD., a corporation organised under the laws of the Republic of Korea (“KQC Korea”), and ST SPONSOR II LIMITED, a Cayman Islands exempted company (the “Sponsor” and together with each of SPAC, Parent, Merger Sub and KQC Korea, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination with one or more businesses or entities. Its units, Class A ordinary shares and rights are listed on The Nasdaq Stock Market LLC under the symbols “CHARU”, “CHAR” and “CHARR” respectively.

WHEREAS, Parent is a corporation incorporated in the State of Delaware on July 24, 2026 to serve as the parent holding company of KQC Korea and as the entity whose shares are to be listed on Nasdaq following the Closing.

WHEREAS, prior to the date of this Agreement, in accordance with the letter of intent, dated 26 June 2026 (as superseded by the letter of intent dated 18 September 2026) entered into between certain of the Parties and in contemplation of the Transactions, the shareholders of KQC Korea transferred all of the issued and outstanding shares of KQC Korea to Parent in exchange for shares of Parent Common Stock, with the result that Parent is now the direct legal and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of KQC Korea (the “Reorganization”). The Reorganization is complete, and no further step in respect of KQC Korea is required in order to consummate the Transactions.

WHEREAS, Merger Sub is a Cayman Islands exempted company incorporated by Parent solely for the purpose of effecting the Merger, and is a direct wholly owned subsidiary of Parent.

WHEREAS, the parties intend that, on the terms and subject to the conditions of this Agreement and in accordance with sections 232 to 239 of the Cayman Companies Act, Merger Sub shall merge with and into SPAC, with SPAC surviving the Merger as a direct wholly owned subsidiary of Parent.

WHEREAS, the parties intend that, at the Effective Time, each Class A ordinary share of SPAC outstanding and not redeemed, and each Class B ordinary share of SPAC, shall be exchanged for shares of voting common stock of Parent, and each right of SPAC shall be exchanged for the right to receive one-eighth of one share of such stock, in each case as provided in Section 2.8.

WHEREAS, KQC Korea is not, and will not be, a constituent company in the Merger. Its corporate existence, contracts, licences and permits are not affected by the Merger, and it executes this Agreement solely for the limited purposes set out in Section 9.11.

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger, together with the Reorganization, will qualify as a transaction described in Section 351(a) of the Code (as defined herein) and the Treasury Regulations promulgated thereunder.

WHEREAS, the parties intend that, upon the Effective Time, Parent shall be the successor issuer to SPAC for purposes of Rule 12g-3(a) under the Exchange Act, and that Parent shall apply in its own name for the initial listing of its Class A common stock on Nasdaq.

WHEREAS, the board of directors of each of SPAC, Parent and Merger Sub has determined that this Agreement and the Transactions are in the best interests of that company and its shareholders, and has approved the execution, delivery and performance of this Agreement.

WHEREAS, concurrently with the execution of this Agreement, the Sponsor has entered into the Sponsor Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS

As used in this Agreement, the following terms have the meanings set out in this Article I. Other terms are defined elsewhere in this Agreement and have the meanings there given.

Section 1.1 Definitions.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the parties hereto or their respective Affiliates) relating to (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Group Company or SPAC, (b) the issuance or sale of twenty percent (20%) or more of the equity securities of any Group Company or SPAC, or (c) the sale, lease, exchange or other disposition of twenty percent (20%) or more of the assets of the Group Companies taken as a whole, or SPAC, in each case other than the Transactions.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitral tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” means this Business Combination Agreement, including the Schedules and Exhibits hereto, as amended, restated or supplemented from time to time.

“Ancillary Agreements” means, collectively, the Sponsor Support Agreement, the Lock-Up Agreements, the Registration Rights Agreement, the Parent Charter, the Equity Incentive Plan and the Plan of Merger.

“Approved Budget” has the meaning given in Section 5.13.

“Backstop Arrangement” has the meaning set forth in Section 5.3(e).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, the Cayman Islands or Seoul, Republic of Korea are authorised or required by Law to close.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Certificate of Merger” means the certificate of merger issued by the Cayman Registrar in respect of the Merger pursuant to section 233(11) of the Cayman Companies Act.

“Change of Recommendation” has the meaning set forth in Section 5.6(a).

“Closing” means the closing of the Transactions in accordance with Section 2.3.

“Closing Date” means the date on which the Closing actually occurs.

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“Closing Grants” means the grant of options to purchase shares of Parent Common Stock in the amounts and to the individuals set forth on Section 1.1(a) of the Parent Disclosure Schedule, as may be updated prior to Closing subject to SPAC’s prior written consent (which may not be unreasonably conditioned, withheld or delayed).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Non-Disclosure and Confidentiality Agreement entered into between SPAC and KQC Korea, dated as of August 12, 2025, as may be amended from time to time.

“Continuing Parent Awards” means awards validly granted and outstanding under the Equity Incentive Plan immediately before the Pre-Closing Recapitalization.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled by” and “under common Control with” have correlative meanings.

“Convertible Debt” means the convertible bonds and other convertible debt instruments issued by KQC Korea and outstanding as of the date of this Agreement, as set out on Section 1.1(b) of the Parent Disclosure Schedule.

“D&O Tail Policy” has the meaning set forth in Section 5.19.

“De-SPAC Cost Cap” means $2,500,000 or such other amount as may be mutually agreed between SPAC and Parent.

“De-SPAC Costs” means the aggregate costs and expenses incurred by SPAC, Parent and KQC Korea in connection with the negotiation, preparation and consummation of the transactions contemplated by this Agreement, including any Extension Costs, attorneys’ fees, financial adviser fees, the independent valuation report, the SPAC-side fairness opinion, PCAOB audit and audit-preparation costs, SEC and Nasdaq filing fees, proxy and prospectus preparation and shareholder solicitation costs, listing fees and D&O insurance costs.

“Determination Date” means the date that is two (2) Business Days prior to the date on which the Proxy Statement/Prospectus is first mailed to SPAC’s shareholders, or such other date as Parent and SPAC may agree in writing.

“Dissenting Shares” means SPAC Class A Ordinary Shares in respect of which the holder has validly exercised and not withdrawn or lost dissenter rights under section 238 of the Cayman Companies Act.

“Earnout Period” has the meaning set forth in Section 2.11(a).

“Earnout Shares” has the meaning set forth in Section 2.11(a).

“Effective Time” means the date and time at which the Merger becomes effective in accordance with Section 2.4.

“Equity Incentive Plan” means the equity incentive plan to be adopted by Parent at or prior to the Closing, reserving for issuance a number of shares of Parent Class A Common Stock equal to ten percent (10%) of the total number of shares of Parent Common Stock outstanding immediately following the Closing (inclusive of any reserved shares available for grant under any existing equity incentive pool of KQC Korea).

“Equity Value” means $80,000,000.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Extension Costs” means the costs of obtaining a Shareholder Extension, comprising (a) the preparation, filing with the SEC and clearance of the proxy statement for an Extension Meeting, (b) the fees of the proxy solicitation agent, (c) printing, mailing and distribution costs, (d) transfer agent and trustee fees, including those incurred in processing Redemptions elected in connection with the Extension Meeting, (e) the fees and disbursements of SPAC’s U.S. counsel and Cayman Islands counsel in respect of the Extension Meeting and the related amendment of the SPAC Governing Documents, and (f) each Shareholder Extension Deposit.

“Extension Meeting” means an extraordinary general meeting of SPAC’s shareholders to be convened for the purpose of approving a Shareholder Extension. A Redemption right arises for SPAC’s public shareholders in connection with that meeting.

“FETA” means the Foreign Exchange Transactions Act of the Republic of Korea (Act No. 5550, as amended) and the regulations promulgated thereunder.

“FIPA” means the Foreign Investment Promotion Act of the Republic of Korea (Act No. 5559, as amended) and the regulations promulgated thereunder.

“Founder Shares” means the Class B ordinary shares of SPAC, par value $0.0001 per share, of which 2,125,000 are issued and outstanding as of the date of this Agreement.

“Fully Diluted Parent Stock” means the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time, including (i) any shares of Parent Common Stock issuable in respect of the Convertible Debt or reserved under the Equity Incentive Plan, (ii) the Continuing Parent Awards and (iii) the Closing Grants.

“Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Section 3.1 (Organisation and Standing), Section 3.2 (The Reorganization), Section 3.3 (Capitalisation), Section 3.4 (Authority; Enforceability), Section 3.5 (No Conflict), Section 3.6 (Governmental Approvals), Section 3.7 (Financial Statements), Section 3.8 (Absence of Certain Changes; No Undisclosed Liabilites), Section 3.9 (Litigation; Compliance with Laws), Section 3.12 (Tax Matters), Section 3.16 (Korean Regulatory Matters), Section 3.17 (Employee and Environmental Matters; Insurance; Related Party Transactions) and Section 3.18 (Brokers).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, commission, department, board, bureau or instrumentality, court, tribunal, arbitrator or arbitral body, in each case whether domestic or foreign.

“Group Company” means Parent and each of its Subsidiaries from time to time, including KQC Korea, and “Group Companies” means all of them.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intended Tax Treatment” has the meaning given in Section 2.15(a).

“Intellectual Property” means all patents, patent applications, trademarks, trademark registrations and applications, service marks, trade names, domain names, copyrights, copyright registrations, trade secrets, know-how, inventions, software and all other intellectual property rights and proprietary rights.

“KQC Korea” has the meaning set forth in the Preamble.

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“Knowledge” means, with respect to any Person, the actual knowledge of such Person’s executive officers after reasonable inquiry of those employees or agents who would reasonably be expected to have knowledge of the relevant matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction on transfer or charge of any kind.

“Lock-Up Agreements” means the lock-up agreements to be entered into at or prior to the Closing by the Sponsor and by each Parent Legacy Holder holding five percent (5%) or more of the outstanding shares of Parent Common Stock as of immediately prior to the Effective Time, in the form attached as Exhibit A.

“Matching Period” has the meaning set forth in Section 5.6(b)(ii).

“Material Adverse Effect” means a Parent Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

“Merger” means the merger of Merger Sub with and into SPAC pursuant to Section 2.2, with SPAC surviving.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Net Cash Condition” has the meaning set forth in Section 6.1(g).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, award or settlement entered by or with any Governmental Authority.

“Outside Date” means June 30, 2027; provided that the Outside Date shall automatically be extended for an additional sixty (60) days if the Registration Statement has been filed with the SEC but not yet declared effective, as such date may otherwise be extended by mutual written agreement of Parent and SPAC.

“Parent” has the meaning set forth in the Preamble.

“Parent Charter” means the amended and restated certificate of incorporation of Parent, in the form mutually agreed between SPAC and Parent, to be filed with the Secretary of State of the State of Delaware at or prior to the Effective Time.

“Parent Class A Common Stock” means the Class A common stock of Parent, par value $0.0001 per share, which shall carry one (1) vote per share.

“Parent Common Stock” means the Parent Class A Common Stock and any other class or series of common stock of Parent authorised under the Parent Charter, each of which shall be entitled to vote generally in the election of directors.

“Parent Disclosure Schedules” has the meaning set out in Article III.

“Parent Legacy Holders” means the holders of Parent Common Stock as of immediately prior to the Effective Time, being the twenty-nine (29) Persons listed on Section 1.1(c) of the Parent Disclosure Schedule, together with any transferee permitted under this Agreement.

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“Parent Material Adverse Effect” means any event, circumstance, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of Parent or Merger Sub to consummate the Transactions; provided that none of the following shall be taken into account: (i) changes in general economic, financial, regulatory or political conditions, including changes in interest rates, currency exchange rates and the price of securities generally; (ii) changes affecting the industry in which the Group Companies operate generally; (iii) changes in GAAP, IFRS or applicable Law; (iv) any natural disaster, epidemic, pandemic, act of God or force majeure event; (v) any hostilities, act of war, sabotage or terrorism; (vi) the announcement or pendency of this Agreement or the Transactions (other than for purposes of any representation or warranty, or any condition relating thereto, that addresses the consequences of the announcement or pendency of this Agreement or the Transactions); or (vii) any action taken at the written request or with the written consent of SPAC, except, in the case of clauses (i) through (v), to the extent such changes disproportionately affect the Group Companies relative to other participants in the industry in which they operate; provided, further, the underlying facts for any of the foregoing exceptions may be considered under the substantive standard above, subject to the stated exclusions; provided, further that (A) none of the exceptions in clauses (i) through (vii) shall apply to clause (b) of this definition, and (B) each of the following shall be deemed to constitute a Parent Material Adverse Effect: the failure to deliver the financial statements required by Section 5.5 by the date there specified; any restatement of, or any determination that it is necessary to restate, any financial statements of any Group Company; the resignation or dismissal of the audit firm engaged pursuant to Section 5.5 without a replacement reasonably acceptable to SPAC being engaged within fifteen (15) Business Days; and any determination that any technology of KQC Korea constitutes national core technology or national strategic technology the transfer or the Transactions in respect of which require governmental approval that has not been obtained.

“Party” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Merger Consideration” means a number of shares of Parent Class A Common Stock equal to the quotient of (i) the Reference Price divided by (ii) (A) the Equity Value divided by (B) the Fully Diluted Parent Stock.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organisation, joint venture, Governmental Authority or other entity.

“PIPE Financing” means any private investment in public equity financing consummated substantially concurrently with the Closing pursuant to subscription agreements entered into by Parent with one or more investors.

“Plan of Merger” means the plan of merger in respect of the Merger, in the form mutually agreed between SPAC, Parent and Merger Sub, to be executed by Merger Sub and SPAC and filed with the Cayman Registrar in accordance with section 233 of the Cayman Companies Act.

“Pre-Closing Recapitalization” has the meaning given in Section 2.1.

“Prior Extension Payments” means the two deposits into the Trust Account of $850,000 each, made on April 24, 2026 and August 3, 2026 respectively (aggregating $1,700,000), by which SPAC exercised both of the three-month extensions available to it without shareholder approval. The Prior Extension Payments have been disbursed and no further extension is available to SPAC otherwise than by the Shareholder Extension.

“Proxy Statement/Prospectus” means the proxy statement of SPAC and prospectus of Parent forming part of the Registration Statement.

“Redemption” means the exercise by a holder of SPAC Class A Ordinary Shares of any right to have such shares redeemed for a pro rata portion of the Trust Account in accordance with the SPAC Governing Documents, and “Redeemed” has a correlative meaning.

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“Reference Price” means the amount per SPAC Class A Ordinary Share that would be payable out of the Trust Account on a Redemption, calculated in accordance with the SPAC Governing Documents as of the Determination Date.

“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into at the Closing among Parent, the Sponsor and certain Parent Legacy Holders.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC in respect of the shares of Parent Class A Common Stock issuable in the Merger and upon exchange of the SPAC Rights, including the Proxy Statement/Prospectus.

“Reorganization” means the transactions completed prior to the date of this Agreement by which the shareholders of KQC Korea transferred all of the issued and outstanding shares of KQC Korea to Parent in exchange for shares of Parent Common Stock, as a result of which Parent became the direct legal and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of KQC Korea.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisers, attorneys, accountants, consultants, agents and other authorised representatives.

“Rights Agreement” means the rights agreement, dated as of October 24, 2024, between SPAC and the Rights Agent.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Extension” means an amendment of the SPAC Governing Documents approved by SPAC’s shareholders at an Extension Meeting allowing for an extension of the date by which SPAC must consummate an initial business combination to a date certain without further approval by SPAC’s shareholders.

“Shareholder Extension Deposit” means any amount required to be deposited into the Trust Account under the terms of a Shareholder Extension as approved by SPAC’s shareholders.

“SPAC” has the meaning set forth in the Preamble.

“SPAC Board” has the meaning set forth in Section 5.6(a).

“SPAC Board Recommendation” has the meaning set forth in Section 5.6(a).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares of SPAC, par value $0.0001 per share.

“SPAC Disclosure Schedules” has the meaning set forth in Article IV.

“SPAC Fairness Opinion” has the meaning set forth in Section 6.3(f).

“SPAC Governing Documents” means the amended and restated memorandum and articles of association of SPAC in effect from time to time.

“SPAC Material Adverse Effect” means any event, circumstance, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of SPAC to consummate the Transactions; provided that none of the following shall be taken into account: (i) changes in general economic, financial, regulatory or political conditions; (ii) changes in GAAP or applicable Law; (iii) any natural disaster, epidemic, pandemic, act of God or force majeure event; (iv) any hostilities, act of war, sabotage or terrorism; (v) the announcement or pendency of this Agreement or the Transactions; (vi) any Redemption; (vii) a Parent Material Adverse Effect; or (viii) any action taken at the written request or with the written consent of Parent.

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“SPAC Rights” means the rights of SPAC issued in its initial public offering and the related private placement, each entitling the holder to receive one-eighth (1/8) of one SPAC Class A Ordinary Share upon the consummation of an initial business combination, of which 8,755,000 are outstanding as of the date of this Agreement.

“SPAC SEC Reports” has the meaning set forth in Section 4.5.

“SPAC Shareholder Approval” means the approval by the shareholders of SPAC, at the SPAC Shareholder Meeting and by the requisite vote of the shareholders of the SPAC under the Cayman Companies Act and the SPAC Governing Documents, of the Merger, the Plan of Merger and the other Transaction Proposals.

“SPAC Shareholder Meeting” means the extraordinary general meeting of SPAC’s shareholders convened to obtain the SPAC Shareholder Approval.

“SPAC Units” means the units of SPAC, each comprising one SPAC Class A Ordinary Share and one SPAC Right.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Support Agreement” means the sponsor support agreement dated the date of this Agreement among Parent, SPAC and the Sponsor.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than fifty percent (50%) of the voting securities or is otherwise Controlled by such Person.

“Superior Proposal Notice” has the meaning set forth in Section 5.6(b)(i).

“Superior Proposal” means a bona fide written Acquisition Proposal (with the references in the definition of Acquisition Proposal to “twenty percent (20%)” being replaced by “fifty percent (50%)”) made by a third party that the board of directors of SPAC determines in good faith, after consultation with its financial adviser and outside legal counsel, would, if consummated, result in a transaction that is more favourable to SPAC’s shareholders than the Transactions, taking into account all relevant circumstances, including any revisions to this Agreement proposed by Parent in response to such Acquisition Proposal.

“Surviving Company” means SPAC, as the company surviving the Merger.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, withholding, payroll, employment, excise, sales, use, value added, transfer, stamp, property or other tax, together with any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Trading Day” means any day on which the principal Trading Market is open for trading.

“Trading Market” means Nasdaq or any other nationally recognized market or exchange on which the shares of Parent Class A Common Stock are listed or quoted for trading.

“Transaction Proposals” means the proposals to be submitted to SPAC’s shareholders at the SPAC Shareholder Meeting, including the approval of the Merger and the Plan of Merger, the Equity Incentive Plan, the Transactions and any adjournment proposal.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Pre-Closing Recapitalization and the Merger.

“Trust Account” means the trust account established by SPAC in connection with its initial public offering and maintained by the Trustee.

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“Trust Agreement” means the investment management trust agreement, dated as of October 24, 2024, between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee of the Trust Account.

“Wilful Breach” has the meaning set forth in Section 8.3.

Section 1.2 Construction.

(a) The words “hereof”, “herein”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole. References to Articles, Sections, Schedules and Exhibits are to Articles and Sections of, and Schedules and Exhibits to, this Agreement.

(b) The word “including” means “including without limitation”. The word “or” is not exclusive. Words in the singular include the plural and vice versa.

(c) References to any Law are to that Law as amended from time to time and include any rules and regulations promulgated thereunder. References to “$” or “dollars” are to United States dollars.

(d) The parties have participated jointly in the negotiation and drafting of this Agreement. No presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provision.

(e) Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement.

Article II

THE PRE-CLOSING RECAPITALIZATION AND THE MERGER

Section 2.1 Pre-Closing Recapitalization.

(a) Immediately prior to, and conditioned upon the occurrence of, the Effective Time, Parent shall effect a share subdivision, a share split, reverse share split, share dividend or other recapitalization of the Parent Common Stock (the “Pre-Closing Recapitalization”) such that (i) there are sufficient shares of Parent Common Stock authorized but not issued and outstanding that Parent may issue the shares of Parent Common Stock pursuant to Section 2.8, the shares of Parent Common Stock reserved under the Equity Incentive Plan and the Earnout Shares and (ii) the quotient of the Equity Value divided by the Fully Diluted Parent Stock is equal to the Reference Price.

(b) The Pre-Closing Recapitalization shall be effected pro rata among the Parent Legacy Holders and any other holders of shares of Parent Common Stock included in the calculation of Fully Diluted Parent Stock in accordance with their respective holdings as set out on Section 1.1(c) of the Parent Disclosure Schedule, shall not alter the relative percentage interests of the Parent Legacy Holders among themselves, and shall not constitute a transfer, disposition or exchange of any share of Parent Common Stock. No fractional share shall be issued in the Pre-Closing Recapitalization; the number of shares issuable to each Parent Legacy Holder shall be rounded to the nearest whole share, with the aggregate reconciled by adjustment to the holdings of the largest holder.

(c) Parent shall deliver to SPAC, not later than three (3) Business Days prior to the Closing Date, a certificate of its Secretary setting out the capitalisation of Parent immediately prior to and immediately following the Pre-Closing Recapitalization, in each case on a fully diluted basis.

Section 2.2 The Merger.

Upon the terms and subject to the conditions of this Agreement, and in accordance with sections 232 to 239 of the Cayman Companies Act, at the Effective Time Merger Sub shall merge with and into SPAC, the separate corporate existence of Merger Sub shall cease, and SPAC shall continue as the Surviving Company and as a direct wholly owned subsidiary of Parent.

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Section 2.3 Closing.

The Closing shall take place remotely by electronic exchange of documents and signatures at 10:00 a.m. New York time on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set out in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, date and place as Parent and SPAC may agree in writing. The Closing shall take place remotely by electronic exchange of documents and signatures unless otherwise agreed by the parties hereto.

Section 2.4 Effective Time.

On the Closing Date, Merger Sub and SPAC shall execute the Plan of Merger and shall file, or cause to be filed, the Plan of Merger together with all other documents and declarations required under section 233 of the Cayman Companies Act with the Cayman Registrar. The Merger shall become effective at the time the Plan of Merger is registered by the Cayman Registrar, or at such later date and time (not exceeding ninety (90) days after registration) as the parties may specify in the Plan of Merger.

Section 2.5 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set out in section 236 of the Cayman Companies Act. Without limiting the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of the SPAC and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the SPAC and Merger Sub shall become those of the Surviving Company.

Section 2.6 Governing Documents of the Surviving Company.

At the Effective Time, the amended and restated memorandum and articles of association of SPAC shall be amended and restated in the form set out in the Plan of Merger and shall be the amended and restated memorandum and articles of association of the Surviving Company until thereafter amended in accordance with their terms and the Cayman Companies Act.

Section 2.7 Directors and Officers.

(a) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, until their respective successors are duly elected or appointed.

(b) Effective as of the Effective Time, the board of directors of Parent shall consist of seven (7) directors, comprising (i) four (4) directors designated by Parent, (ii) three (3) directors designated by SPAC and (iii) such number of directors qualifying as “independent” within the meaning of the applicable Nasdaq listing rules and SEC regulations as is required to satisfy Nasdaq’s initial and continued listing standards (which require no fewer than a majority of independent directors, subject to any applicable phase-in periods), one of whom shall be designated by SPAC and three of whom shall be designated by Parent. Parent shall establish an audit committee, a compensation committee and a nominating and corporate governance committee, each satisfying the applicable Nasdaq and SEC requirements.

(c) The initial officers of Parent following the Closing shall be as set out on Section 2.7(c) of the Parent Disclosure Schedule.

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Section 2.8 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, SPAC or any holder of any securities of any of them:

(a) Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable Class A ordinary share of the Surviving Company, with the result that Parent shall be the sole shareholder of the Surviving Company. This paragraph (a) is the sole means by which Parent acquires the shares of the Surviving Company, and Parent shall not purchase, subscribe for or otherwise acquire any share of SPAC in connection with the Merger.

(b) SPAC Class A Ordinary Shares. Each SPAC Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Redeemed shares and Dissenting Shares) shall be cancelled and converted into the right to receive the Per Share Merger Consideration.

(c) Founder Shares. Each Founder Share issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Per Share Merger Consideration, subject to any forfeiture, deferral or earn-back arrangements mutually agreed among the Parties.

(d) SPAC Rights. Each SPAC Right that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire SPAC Class A Ordinary Shares and shall instead be cancelled and converted into a number of shares of Parent Class A Common Stock equal to the Per Share Merger Consideration divided by eight.

(e) SPAC Units. Each SPAC Unit outstanding immediately prior to the Effective Time that has not previously been separated shall automatically be separated into its component SPAC Class A Ordinary Share and SPAC Right, which shall be treated in accordance with paragraphs (b) and (d) respectively.

(f) Redeemed Shares. Each SPAC Class A Ordinary Share validly Redeemed in accordance with the SPAC Governing Documents shall be cancelled and shall cease to exist, and the holder thereof shall be entitled only to the redemption price payable out of the Trust Account. No such share shall be converted into or exchanged for any share of Parent Common Stock.

(g) Treasury Shares. Each share of SPAC held in treasury immediately prior to the Effective Time shall be cancelled without payment and shall cease to exist without any conversion thereof or payment therefor.

(h) Fractional Shares. No fractional share of Parent Class A Common Stock shall be issued. In lieu thereof, each holder who would otherwise be entitled to a fractional share shall receive an amount in cash, without interest, equal to the product of the Reference Price and the fraction concerned, rounded to the nearest whole cent.

Section 2.9 Parent Shares Unaffected.

(a) The shares of Parent Common Stock held by the Parent Legacy Holders immediately prior to the Effective Time (as adjusted by the Pre-Closing Recapitalization) shall remain issued and outstanding immediately following the Effective Time and shall not be cancelled, converted, exchanged or otherwise affected by the Merger. For the avoidance of doubt, no Parent Legacy Holder disposes of, exchanges or receives any security in the Merger.

(b) Each Continuing Parent Award (as adjusted in connection with the Pre-Closing Recapitalization) shall remain an obligation of Parent under the Equity Incentive Plan and applicable award agreement following the Effective Time and shall not be cancelled, converted, exchanged or otherwise affected by the Merger.

Section 2.10 Exchange Procedures.

(a) Prior to the Effective Time, Parent shall appoint Continental Stock Transfer & Trust Company, in its capacities as Trustee under the Trust Agreement and Rights Agent under the Rights Agreement, as the exchange agent (the “Exchange Agent”), and shall deposit, or cause to be deposited, with the Exchange Agent book-entry shares representing the aggregate number of shares of Parent Class A Common Stock issuable pursuant to Section 2.8, together with cash sufficient to make the payments contemplated by Section 2.8(h).

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(b) Promptly after the Effective Time, and in any event within five (5) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of SPAC securities as of immediately prior to the Effective Time a letter of transmittal and instructions for effecting the surrender of such securities in exchange for the applicable consideration.

(c) Shares of Parent Class A Common Stock shall be delivered in book-entry form unless a holder requests a physical certificate.

(d) Any portion of the exchange fund that remains undistributed on the first anniversary of the Effective Time shall be delivered to Parent, and any holder who has not previously complied with this Section 2.10 shall thereafter look only to Parent for the consideration to which such holder is entitled, without interest.

Section 2.11 Earnout Consideration.

(a) Following the Closing, the Parent Legacy Holders shall be entitled to receive up to 1,500,000 shares of Parent Common Stock (the “Earnout Shares”), measured after giving effect to the Pre-Closing Recapitalization, in three separate tranches of 500,000 shares each during the five (5) years commencing on the Closing Date (the “Earnout Period”). A tranche is earned when the daily volume-weighted average trading price of Parent Class A Common Stock equals or exceeds $12.50, $15.00 or $20.00, respectively, on any twenty (20) Trading Days within any thirty (30) consecutive Trading Days entirely within the Earnout Period. Each tranche may be earned once only; more than one tranche may be earned during the same period.

(b) Earnout Shares shall be allocated among the Parent Legacy Holders pro rata in accordance with their respective holdings of Parent Common Stock immediately following the Pre-Closing Recapitalization.

(c) Upon a change of control of Parent during the earnout period, all Earnout Shares not previously issued shall be deemed earned and shall be issued immediately prior to the consummation of such change of control.

(d) Parent shall reserve a sufficient number of authorised but unissued shares of Parent Class A Common Stock to satisfy its obligations under this Section 2.11 throughout the earnout period. All Earnout Shares shall be shares of Parent Class A Common Stock carrying full voting rights.

Section 2.12 Convertible Debt of KQC Korea.

(a) The parties acknowledge that the Convertible Debt was issued by KQC Korea, that KQC Korea is not a party to the Merger, and that the Convertible Debt is accordingly not assumed by the Surviving Company by operation of the Merger.

(b) Prior to the Closing, Parent shall, and shall cause KQC Korea to, use reasonable best efforts to obtain from each holder of Convertible Debt a written consent and amendment providing that (i) KQC Korea shall remain the obligor in respect of the Convertible Debt, and (ii) upon conversion following the Closing, the holder shall receive shares of Parent Class A Common Stock in lieu of shares of KQC Korea, at a conversion price and on such other terms as are set out on Section 1.1(b) of the Parent Disclosure Schedule.

(c) Parent shall keep SPAC informed of the progress of the consents contemplated by paragraph (b) and shall deliver copies of each executed consent to SPAC promptly upon receipt.

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Section 2.13 Dissenting Shares.

Any holder of SPAC Class A Ordinary Shares who validly exercises dissenter rights under section 238 of the Cayman Companies Act, and who has not effectively withdrawn or lost such rights, shall not be entitled to receive the consideration set out in Section 2.8(b), but shall instead be entitled to payment of the fair value of such shares as determined in accordance with section 238. If any such holder fails to perfect, or effectively withdraws or loses, such rights, the relevant shares shall be treated as having been converted at the Effective Time in accordance with Section 2.8(b). SPAC shall give Parent prompt notice of any written notice of dissent received, and shall not settle or offer to settle any such claim without Parent’s prior written consent.

Section 2.14 Withholding.

Each of Parent, the Surviving Company, SPAC and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as are required to be deducted and withheld under the Code or any provision of applicable state, local or foreign Tax Law. Amounts so deducted, withheld and timely remitted shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties shall cooperate in good faith to obtain any available reduction of or exemption from withholding, including through the timely delivery of properly completed IRS Forms W-8 or W-9 and applicable treaty certifications.

Section 2.15 Intended Tax Treatment.

(a) The parties intend that, for U.S. federal income tax purposes, the Merger, together with the Reorganization shall satisfy the requirements of Section 351 of the Code (the “Intended Tax Treatment”).

(b) Each party shall (i) file all Tax Returns in a manner consistent with the Intended Tax Treatment, (ii) not take any position on any Tax Return, in any Action or otherwise that is inconsistent with the Intended Tax Treatment, in each case unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, and (iii) use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and to refrain from taking any action, or failing to take any action, that would reasonably be expected to prevent such qualification.

Section 2.16 Listing; Successor Issuer.

(a) Parent shall apply, in its own name, for the initial listing on Nasdaq of the shares of Parent Class A Common Stock to be issued in the Merger and issuable in respect of the SPAC Rights, and shall use its reasonable best efforts to cause such listing to be approved, subject only to official notice of issuance, as of the Closing.

(b) The parties intend that, upon the Effective Time, Parent shall be the “successor issuer” to SPAC within the meaning of Rule 12g-3(a) under the Exchange Act, with the result that the Parent Class A Common Stock shall be deemed registered under Section 12(b) of the Exchange Act without the filing of a separate registration statement on Form 8-A. Parent shall file a Current Report on Form 8-K12B, and SPAC shall file a Form 25, in each case at or promptly following the Effective Time and in accordance with the requirements of the Exchange Act.

(c) Parent shall file, within four (4) Business Days following the Closing Date, a Current Report on Form 8-K containing the information that would be required if Parent were filing a general form for registration of securities on Form 10, as contemplated by Rule 144(i)(2) under the Securities Act, it being acknowledged that the seventy-one (71) day extension otherwise available under Item 9.01 of Form 8-K is not available in respect of such filing.

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Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set out in the disclosure schedules delivered by Parent to SPAC concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly and severally represent and warrant to SPAC as follows.

Section 3.1 Organisation and Standing.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b) Merger Sub is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands, is a direct wholly owned subsidiary of Parent, and since its incorporation has not carried on any business or incurred any liability other than in connection with its formation and the Transactions.

(c) KQC Korea is a corporation duly organised and validly existing under the laws of the Republic of Korea, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

Section 3.2 The Reorganization.

(a) The Reorganization was completed prior to the date of this Agreement in accordance with all applicable Laws, and Parent is the sole registered and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of KQC Korea, free and clear of all Liens other than those set out on Section 3.2 of the Parent Disclosure Schedule.

(b) All consents, approvals, filings and registrations required in connection with the Reorganization under the Korean Commercial Act, FETA, FIPA and any other applicable Law have been obtained or made, or are set out on Section 3.2 of the Parent Disclosure Schedule together with the timetable for their completion.

(c) No Person has any right to rescind, unwind or set aside the Reorganization, and no Action is pending or threatened that seeks to do so.

(d) The consideration issued by Parent in the Reorganization was determined on the basis described on Section 3.2 of the Parent Disclosure Schedule, and Parent has delivered to SPAC true and complete copies of the valuation materials and Tax filings relating thereto.

Section 3.3 Capitalisation.

(a) Section 3.3(a) of the Parent Disclosure Schedule sets out the authorised, issued and outstanding capital stock of Parent as of the date of this Agreement and, on a pro forma basis, immediately following the Pre-Closing Recapitalization, together with the name of each holder and the number of shares held.

(b) All outstanding shares of Parent Common Stock have been duly authorised and validly issued and are fully paid and non-assessable, and were issued in compliance with applicable securities Laws and not in violation of any pre-emptive or similar right.

(c) The shares of Parent Class A Common Stock to be issued pursuant to Section 2.8 will, when issued, be duly authorised, validly issued, fully paid and non-assessable, will carry full voting rights, and will be free of any Lien and of any restriction on transfer other than those arising under applicable securities Laws, the Parent Charter and the Lock-Up Agreements.

(d) Section 3.3(d) of the Parent Disclosure Schedule sets forth each of the Continuing Parent Awards and Closing Grants, including the grant dates, service and vesting terms, exercise price, independent valuation and remaining approvals for exercise, if any. Except as set out on Section 3.3(d) of the Parent Disclosure Schedule and for the Convertible Debt, there are no outstanding options, warrants, rights, convertible securities or other agreements obliging any Group Company to issue, sell or repurchase any equity security.

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Section 3.4 Authority; Enforceability.

Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the approvals set out on Section 3.4 of the Parent Disclosure Schedule, to consummate the Transactions. The execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws and to general principles of equity.

Section 3.5 No Conflict.

The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, do not and will not (a) conflict with or violate the governing documents of any Group Company or of Merger Sub, (b) conflict with or violate any Law or Order applicable to any of them, or (c) result in any breach of, constitute a default under, or give rise to any right of termination, acceleration or cancellation under, any material contract to which any of them is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.6 Governmental Approvals.

No consent, approval, licence, permit, order or authorisation of, or registration, declaration or filing with, any Governmental Authority is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions, other than (a) the filing of the Registration Statement and related filings under the Securities Act and Exchange Act, (b) the filing of the Plan of Merger with the Cayman Registrar, (c) the filing of the Parent Charter with the Secretary of State of the State of Delaware, (d) the Nasdaq listing application, (e) filings under FETA and FIPA set out on Section 3.6 of the Parent Disclosure Schedule, and (f) such other consents and filings the failure of which to obtain or make would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.7 Financial Statements.

(a) Parent has delivered to SPAC the unaudited consolidated financial statements of the Group Companies for the periods set out on Section 3.7 of the Parent Disclosure Schedule, which fairly present in all material respects the consolidated financial position and results of operations of the Group Companies as of the dates and for the periods indicated, subject to normal year-end adjustments and the absence of notes.

(b) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with applicable accounting standards and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the financial statements set out on Section 3.7 of the Parent Disclosure Schedule, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies, in each case in all material respects.

(c) Since the date of the most recent financial statements and as of the date hereof, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies, or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

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(d) Parent shall deliver the PCAOB-audited financial statements contemplated by Section 5.5 in accordance with the timetable there set out, and when delivered those financial statements will comply in all material respects with the applicable requirements of the Securities Act and Regulation S-X.

Section 3.8 Absence of Certain Changes; No Undisclosed Liabilities.

Since the date of the most recent financial statements referred to in Section 3.7(a), (a) the Group Companies have conducted their business in the ordinary course in all material respects, (b) there has not been any Parent Material Adverse Effect, and (c) no Group Company has any liability required by GAAP to be reflected on a consolidated balance sheet, other than liabilities reflected in those financial statements, liabilities incurred in the ordinary course since that date, and liabilities incurred in connection with the Transactions.

Section 3.9 Litigation; Compliance with Laws.

There is no Action pending or threatened against any Group Company that would reasonably be expected to have a Parent Material Adverse Effect, and no Group Company is subject to any outstanding Order. Each Group Company is, and since its formation has been, in compliance in all material respects with all Laws applicable to it, and holds all material permits, licences and authorisations required for the conduct of its business.

Section 3.10 Material Contracts.

Section 3.10 of the Parent Disclosure Schedule lists each material contract of the Group Companies. Each such contract is in full force and effect and constitutes a legal, valid and binding obligation of the relevant Group Company, and no Group Company is in material breach of any such contract.

Section 3.11 Intellectual Property.

The Group Companies own or have the valid right to use all Intellectual Property material to the conduct of their business, free and clear of all Liens. The conduct of the business of the Group Companies does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person in any material respect, and no Person is infringing, misappropriating or otherwise violating the Intellectual Property of any Group Company in any material respect. Section 3.11 of the Parent Disclosure Schedule lists all registered Intellectual Property of the Group Companies, including all registrations and applications filed with the Korean Intellectual Property Office and any corresponding foreign registry.

Section 3.12 Tax Matters.

(a) Each Group Company has filed all material Tax Returns required to be filed by it and has paid all material Taxes due and payable, whether or not shown on such Tax Returns.

(b) There is no audit, examination or other proceeding pending or, to the Knowledge of Parent, threatened with respect to any material Tax of any Group Company, and no Group Company has waived any statute of limitations in respect of Taxes.

(c) Neither Parent nor any Parent Legacy Holder has taken or agreed to take any action, and Parent is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger, together with the Reorganization, from qualifying for the Intended Tax Treatment.

(d) There are no Liens with respect to any Taxes upon any of a Group Company’s assets, other than Permitted Liens. There are no outstanding requests by any Group Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside the ordinary course of business.

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(e) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years. No Group Company (i) is liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor, (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, and (iii) is a party to or bound by any tax sharing agreement (as defined herein). No Group Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any similar provision of applicable Law.

(f) No Group Company will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by such Group Company prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by such Group Company prior to the Closing outside the ordinary course of business, (iii) change in method of accounting of any Group Company for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by a Group Company prior to the Closing.

(g) Each Group Company is resident for net income tax purposes solely in the country in which it is incorporated (and political subdivisions thereof). No Group Company has a permanent establishment or branch for net income tax purposes outside the country of its incorporation.

(h) Since the date of its respective incorporation, no Group Company has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liabilities or refund.

Section 3.13 Anti-Corruption.

Each Group Company is, and since its formation has been, in compliance in all material respects with all applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010 (to the extent applicable). No Group Company, nor any of its directors, officers or, to the Knowledge of Parent, employees, has made, offered, promised or authorised any unlawful payment to any government official or other Person.

Section 3.14 Data Privacy.

Each Group Company is, and since its formation has been, in compliance in all material respects with all applicable Laws relating to data privacy, data protection and the collection, storage, use, disclosure, processing and security of personal information, and with its published privacy policies. No Group Company has experienced any material data security breach or unauthorised access to personal information in its possession or control.

Section 3.15 Cybersecurity.

The Group Companies maintain commercially reasonable information technology systems and security measures to protect the confidentiality, integrity and availability of their information technology assets and data. To the Knowledge of Parent, since January 1, 2024, no Group Company has experienced any material cybersecurity incident, including any unauthorised access, use, disclosure, modification or destruction of data or information technology systems.

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Section 3.16 Korean Regulatory Matters.

(a) All reports, filings and notifications required under FETA in connection with the acquisition by Korean residents of shares in Parent, including any overseas direct investment report, report of acquisition of foreign securities and any report of change, have been duly made or are set out on Section 3.16 of the Parent Disclosure Schedule together with the timetable for their completion.

(b) All filings required under FIPA in respect of the status of KQC Korea as a foreign-invested company have been duly made, and Section 3.16 of the Parent Disclosure Schedule sets out the effect (if any) of that status on the eligibility of KQC Korea for government research and development projects, subsidies and public procurement.

(c) Section 3.16 of the Parent Disclosure Schedule identifies whether any technology of KQC Korea has been designated as national core technology or national strategic technology under applicable Korean Law and, if so, the approval requirements applicable to the Transactions.

Section 3.17 Employee and Environmental Matters; Insurance; Related Party Transactions.

Except as set out on Section 3.17 of the Parent Disclosure Schedule, (a) each Group Company is in compliance in all material respects with all applicable employment and labour Laws and no Group Company is party to any collective bargaining agreement; (b) each Group Company is in compliance in all material respects with all applicable environmental Laws; (c) the Group Companies maintain insurance in such amounts and against such risks as is customary for companies of their size and in their industry; and (d) there is no contract or arrangement between any Group Company, on the one hand, and any director, officer or holder of five percent (5%) or more of the Parent Common Stock or any of their respective Affiliates, on the other hand.

Section 3.18 Brokers.

Except as set out on Section 3.18 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.

Section 3.19 Information Supplied.

None of the information supplied by Parent expressly for inclusion in the Registration Statement will, at the time the Registration Statement is declared effective, at the time the Proxy Statement/Prospectus is first mailed to SPAC’s shareholders, or at the time of the SPAC Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.20 No Other Representations.

Except for the representations and warranties expressly set out in this Article III, none of Parent, Merger Sub or any other Person makes any representation or warranty, express or implied, with respect to the Group Companies or the Transactions, and Parent disclaims any such other representation or warranty.

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Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set out in the disclosure schedules delivered by SPAC to Parent concurrently with the execution of this Agreement (the “SPAC Disclosure Schedules”) or as disclosed in the SPAC SEC Reports filed prior to the date of this Agreement, SPAC represents and warrants to Parent and Merger Sub as follows.

Section 4.1 Organisation and Standing.

SPAC is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

Section 4.2 Authority; Enforceability.

SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to obtaining the SPAC Shareholder Approval, to consummate the Transactions. This Agreement constitutes the legal, valid and binding obligation of SPAC, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws and to general principles of equity.

Section 4.3 Capitalisation.

(a) As of the date of this Agreement, the issued and outstanding share capital of SPAC comprises 8,500,000 SPAC Class A Ordinary Shares subject to possible redemption, 340,000 SPAC Class A Ordinary Shares not subject to redemption, and 2,125,000 Founder Shares, being 10,965,000 shares in aggregate. In addition, 8,755,000 SPAC Rights are outstanding.

(b) Except for the SPAC Rights and as set out on Section 4.3 of the SPAC Disclosure Schedule, there are no outstanding options, warrants, rights, convertible securities or other agreements obliging SPAC to issue, sell or repurchase any security. SPAC has no outstanding warrants.

(c) All outstanding shares of SPAC have been duly authorised and validly issued and are fully paid and non-assessable.

Section 4.4 Trust Account.

(a) As of June 30, 2026, the Trust Account held $91,885,042, corresponding to a redemption value of approximately $10.81 per public share, and no Redemption has occurred since SPAC’s initial public offering.

(b) The trust agreement governing the Trust Account is in full force and effect, and there are no side letters or other agreements that would cause the description of the Trust Account in the SPAC SEC Reports to be inaccurate in any material respect. Upon the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents will terminate.

Section 4.5 SEC Reports; Financial Statements; Internal Controls.

SPAC has timely filed all forms, reports and documents required to be filed by it with the SEC since its initial public offering (the “SPAC SEC Reports”). As of their respective dates, the SPAC SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements included in the SPAC SEC Reports were prepared in accordance with GAAP and fairly present in all material respects the financial position and results of operations of SPAC as of the dates and for the periods indicated. SPAC maintains disclosure controls and procedures and internal control over financial reporting as required by Rules 13a-15 and 15d-15 under the Exchange Act.

Section 4.6 Nasdaq Listing.

The SPAC Units, SPAC Class A Ordinary Shares and SPAC Rights are registered under Section 12(b) of the Exchange Act and are listed on Nasdaq. SPAC has not received any notice of delisting or of non-compliance with any Nasdaq continued listing standard that has not been resolved.

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Section 4.7 No Conflict; Governmental Approvals.

The execution, delivery and performance of this Agreement by SPAC and the consummation of the Transactions do not and will not (a) conflict with the SPAC Governing Documents, (b) conflict with or violate any Law or Order applicable to SPAC, or (c) result in any breach of or default under any material contract to which SPAC is a party, except as would not reasonably be expected to have a SPAC Material Adverse Effect. No consent of or filing with any Governmental Authority is required on the part of SPAC other than those referred to in Section 3.6 and the SPAC Shareholder Approval.

Section 4.8 Litigation; Compliance; Liabilities.

There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC that would reasonably be expected to have a SPAC Material Adverse Effect. SPAC is in compliance in all material respects with all Laws applicable to it and has no liabilities other than those reflected in the SPAC SEC Reports, incurred in the ordinary course since the date of the most recent balance sheet included therein, or incurred in connection with the Transactions, including deferred underwriting commissions of $1,700,000.

Section 4.9 Taxes.

SPAC has filed all material Tax Returns required to be filed by it and has paid all material Taxes due and payable. SPAC has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.10 Brokers; Board Approval.

Except as set out on Section 4.10 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC. The board of directors of SPAC has approved this Agreement and the Transactions and has resolved to recommend that SPAC’s shareholders approve the Transaction Proposals.

Section 4.11 Information Supplied; No Other Representations.

None of the information supplied by SPAC expressly for inclusion in the Registration Statement will, at the times referred to in Section 3.19, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for the representations and warranties expressly set out in this Article IV, SPAC makes no representation or warranty, express or implied.

Article V

COVENANTS

Section 5.1 Conduct of Business of the Group Companies.

From the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement, except as contemplated by this Agreement, as required by Law or as consented to by SPAC in writing (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each Group Company to, conduct its business in the ordinary course and use reasonable best efforts to preserve intact its business organisation, assets and relationships with material customers, suppliers and employees, and shall not: (a) amend its governing documents other than as contemplated by this Agreement; (b) issue, sell or grant any equity security or any security convertible into an equity security, other than pursuant to the Convertible Debt in accordance with its terms; (c) declare or pay any dividend or make any distribution; (d) split, combine, redeem or reclassify any equity security other than pursuant to the Pre-Closing Recapitalization; (e) incur, assume, guarantee or become liable for indebtedness for borrowed money in excess of $100,000 in aggregate; (f) sell, lease, licence or otherwise dispose of any material asset, including any material Intellectual Property, other than in the ordinary course; (g) acquire any business or Person (whether by merger, consolidation, acquisition of stock or assets or otherwise); (h) make any material change to its accounting methods other than as required by GAAP or IFRS; (i) enter into, amend, modify or terminate any material contract; (j) settle any Action for an amount in excess of $100,000 or involving any non-monetary relief; (k) make, change or revoke any material Tax election or settle any material Tax claim; (l) increase the compensation or benefits of any current or former employee, officer, director, or individual independent contractor by more than 2%, except (A) as required by applicable Law, (B) pursuant to the terms of any existing benefit plan of the applicable Group Company, or (C) in the ordinary course of business consistent with past practice for employees below the level of vice president; or (m) agree to do any of the foregoing.

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Section 5.2 Conduct of Business of SPAC.

From the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement, except as contemplated by this Agreement, as required by Law or as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not: (a) amend the SPAC Governing Documents, other than as required in connection with an Extension Meeting or as contemplated by this Agreement; (b) issue, sell or grant any security, other than in connection with a Backstop Arrangement or PIPE Financing agreed with Parent; (c) declare or pay any dividend or make any distribution; (d) withdraw any amount from the Trust Account other than to pay Taxes or to fund Redemptions in accordance with the SPAC Governing Documents; (e) incur any indebtedness; (f) enter into, amend or waive any material provision of any contract outside the ordinary course; or (g) agree to do any of the foregoing; provided, that Parent’s consent shall not be required for (i) the Sponsor to lend funds to SPAC in connection with any extension of SPAC’s deadlines under its organizational documents or for other general working capital or (ii) Sponsor to enter into non-redemption agreements or other similar arrangements with third parties; provided, further that Parent’s consent shall be deemed to be provided if Parent has not responded to SPAC’s written request for consent within three Business Days of SPAC’s delivery of such request.

Section 5.3 The Extension.

(a) The parties acknowledge that the period remaining before October 25, 2026 is not sufficient to permit the Registration Statement to be declared effective, and that obtaining an extension of SPAC’s deadline is a precondition to the consummation of the Transactions.

(b) SPAC shall, as promptly as practicable following the date of this Agreement, prepare and file with the SEC a proxy statement in respect of an Extension Meeting, convene the Extension Meeting and use its reasonable best efforts to obtain approval of a Shareholder Extension. Parent shall cooperate and shall provide such information as SPAC reasonably requests for that purpose.

(c) The Extension Costs shall be shown as a separate line item in the Approved Budget. For the avoidance of doubt, the Prior Extension Payments have already been disbursed and are not part of the Extension Costs.

(d) The Sponsor shall vote all of its shares in favour of a Shareholder Extension and shall not Redeem any share in connection with the Extension Meeting.

(e) The parties shall use reasonable best efforts to put in place, prior to an Extension Meeting, backstop arrangements or other measures as they may agree in order to limit Redemptions at an Extension Meeting (each, a “Backstop Arrangement”).

Section 5.4 Registration Statement; Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, and in any event no later than thirty (30) days after delivery of the financial statements required by Section 5.5(c), Parent shall prepare and file with the SEC the Registration Statement, and SPAC shall cooperate in its preparation. Parent shall cause KQC Korea to be included as a co-registrant on the Registration Statement to the extent required by the Securities Act and the rules thereunder, and shall cause each Person required to sign the Registration Statement to do so. Each party shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep it effective as long as necessary to consummate the Transactions.

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(b) Each party shall respond as promptly as practicable, and in any event within ten (10) Business Days of receipt, to any comments of the SEC staff and shall provide the other party with a reasonable opportunity to review and comment on all filings and responses before they are made. No filing or response shall describe SPAC, the Sponsor, the Trust Account, the Redemptions or the Merger consideration without SPAC’s prior written consent; provided that, if a party cannot respond within such ten (10) Business Day period, it shall promptly notify the other party of the reason it cannot do so and the expected timing of its response.

(c) If at any time before the Closing any information relating to a party is discovered which should be set out in an amendment or supplement to the Registration Statement, that party shall promptly notify the other and an appropriate amendment or supplement shall be filed and, to the extent required by Law, disseminated to SPAC’s shareholders.

(d) Parent shall consult with SPAC before including any projections, forecasts or other forward-looking financial information of any Group Company in the Registration Statement or the Proxy Statement/Prospectus, and shall provide SPAC with the material bases and assumptions underlying, and the identity of the preparer of, any such information sufficiently in advance of filing to permit the disclosure required by the rules applicable to de-SPAC transactions.

Section 5.5 PCAOB Audit.

(a) Engagement. Parent shall, and shall cause KQC Korea to, engage an independent registered public accounting firm reasonably acceptable to SPAC as promptly as practicable and no later than fifteen (15) Business Days after the date of this Agreement. The firm must be (i) registered with the PCAOB, (ii) subject to regular PCAOB inspection and not located in, and not relying on any component auditor located in, any jurisdiction that limits the PCAOB’s ability to inspect it, and (iii) independent of the Group Companies under both the SEC’s and the PCAOB’s independence rules with respect to each period to be presented in the Registration Statement. Parent shall deliver written evidence of the engagement to SPAC promptly upon execution of the engagement letter.

(b) US GAAP conversion. Parent shall, and shall cause KQC Korea to, convert the historical financial statements of the Group Companies from Korean generally accepted accounting principles to GAAP, and shall retain accounting advisers reasonably acceptable to SPAC for that purpose. Parent shall deliver to SPAC a written conversion plan and timetable no later than twenty (20) Business Days after the date of this Agreement and shall report to SPAC on progress not less frequently than every two (2) weeks.

(c) Delivery. Parent shall deliver audited consolidated financial statements of the Group Companies for each period required by Regulation S-X (including Article 15 thereof) to be included in the Registration Statement, prepared in accordance with GAAP and audited in accordance with the standards of the PCAOB, together with any reviewed interim financial statements required by Regulation S-X, no later than November 30, 2026.

(d) Refresh. Parent shall deliver such additional, updated or re-audited financial statements, and cause such additional interim reviews to be completed, as are necessary in order that the Registration Statement contains financial statements satisfying the age requirements of Regulation S-X at the time the Registration Statement is declared effective. Without limiting the foregoing, if the Registration Statement has not been declared effective on or before February 14, 2027, Parent shall deliver audited consolidated financial statements of the Group Companies for the fiscal year ended December 31, 2026, audited in accordance with the standards of the PCAOB.

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Section 5.6 SPAC Shareholder Meeting.

(a) As promptly as practicable following the effectiveness of the Registration Statement, SPAC shall duly convene and hold the SPAC Shareholder Meeting, shall distribute the Proxy Statement/Prospectus to its shareholders and shall solicit proxies in favour of the Transaction Proposals. The board of directors of SPAC (the “SPAC Board”) shall recommend that shareholders vote in favour of the Transaction Proposals (the “SPAC Board Recommendation”) and shall not withdraw or modify the SPAC Board Recommendation in a manner adverse to Parent (a “Change of Recommendation”), except as required by its fiduciary duties.

(b) Notwithstanding the foregoing or anything to the contrary in Section 5.6, at any time prior to the receipt of the SPAC Shareholder Approval, (i) if the SPAC Board receives a bona fide written Acquisition Proposal that did not result from a breach of Section 5.8, the SPAC Board and its Representatives may engage in discussions or negotiations with, and furnish non-public information to, the Person making such Acquisition Proposal (provided that SPAC concurrently makes available to Parent any non-public information so furnished that was not previously provided to Parent) if the SPAC Board has determined in good faith, after consultation with its financial adviser and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the SPAC Board under applicable Law; and (ii) the SPAC Board may effect a Change of Recommendation or cause SPAC to terminate this Agreement pursuant to Section 7.1(j) in order to enter into a definitive agreement with respect to a Superior Proposal, but only if:

(i) SPAC has provided Parent with written notice (a “Superior Proposal Notice”) at least five (5) Business Days prior to taking such action, which notice shall identify the Person making the Superior Proposal, describe its material terms and conditions, and include copies of all relevant transaction documents;

(ii) during the five (5) Business Day period following delivery of the Superior Proposal Notice (the “Matching Period”), SPAC and its Representatives have, if requested by Parent, negotiated in good faith with Parent and its Representatives regarding any revisions to this Agreement proposed by Parent; and

(iii) at the end of the Matching Period, the SPAC Board has determined in good faith, after consultation with its financial adviser and outside legal counsel, that the Acquisition Proposal continues to constitute a Superior Proposal after giving effect to any revisions to this Agreement proposed by Parent during the Matching Period, and that the failure to effect a Change of Recommendation or terminate this Agreement would be inconsistent with the fiduciary duties of the SPAC Board under applicable Law.

(c) If at any time after delivery of a Superior Proposal Notice and prior to the expiration of the Matching Period the Acquisition Proposal is amended in any material respect, SPAC shall deliver a new Superior Proposal Notice and the Matching Period shall recommence.

Section 5.7 Nasdaq Listing; Successor Issuer Filings.

Parent shall use its reasonable best efforts to satisfy the initial listing requirements of Nasdaq, including the round lot holder, publicly held shares and market value of publicly held shares requirements, and shall keep SPAC informed of the status of the listing application. Parent shall instruct the transfer agent to conduct a round lot holder analysis at an early stage and shall promptly notify SPAC of any indication that a listing requirement may not be satisfied. The parties shall make the filings contemplated by Section 2.16(b) and Section 2.16(c) on a timely basis.

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Section 5.8 Exclusivity.

From the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement, neither Parent nor SPAC shall, and each shall cause its Affiliates and Representatives not to, solicit, initiate, encourage or engage in any discussion or negotiation with respect to, or enter into any agreement in respect of, any Acquisition Proposal. Each of the Parties will furthermore reasonably cooperate, and cause its respective Representatives to reasonably cooperate, with the other party and its respective Representatives regarding all due diligence matters, including document requests, and shall respond to reasonable due diligence requests within three (3) business days of receipt thereof. Each party shall promptly, and in any event within two (2) Business Days, notify the other of any Acquisition Proposal received by it, which notice shall identify the Person making it and describe its material terms and conditions and shall be accompanied by copies of any written proposal. The receiving party shall keep the other reasonably informed of any change to the material terms of any Acquisition Proposal. Nothing in this Section 5.8 limits the ability of the board of directors of SPAC to act as contemplated by the final sentence of Section 5.6.

Section 5.9 Access to Information; Diligence; Confidentiality.

(a) Each party shall afford the other and its Representatives reasonable access, upon reasonable notice and during normal business hours, to its properties, books, records and personnel, and shall maintain and continue to populate the virtual data room established in connection with the transactions contemplated by this Agreement.

(b) Parent shall, and shall cause each other Group Company to, (i) complete and return to SPAC all diligence questionnaires and respond to each due diligence request provided by or on behalf of SPAC to Parent or any other Group Company prior to the date of this Agreement (to the extent not already completed and returned), and (ii) complete and return to SPAC all diligence questionnaires and respond to each due diligence request provided by or on behalf of SPAC to Parent or any Group Company after the date of this Agreement. All responses shall be accurate and complete in all material respects as of the date provided. Any response shall include all documents and information reasonably responsive to the applicable request. Parent shall supplement or update any previously delivered response promptly upon becoming aware that such response is incomplete or inaccurate in any material respect.

(c) Parent shall cause the counsel of KQC Korea to deliver to SPAC, no later than fifteen (15) Business Days after the date of this Agreement, a letter, in form and substance reasonably satisfactory to SPAC, addressed to SPAC and its counsel, confirming that SPAC and its counsel may rely on the legal due diligence report prepared by such counsel for KQC Korea in connection with the Transactions (the “Reliance Letter”), to the same extent as if such report had been prepared at the request of, and addressed to, SPAC. The Reliance Letter shall not contain any qualifications, limitations or disclaimers that are not customary for reliance letters of this type. Parent shall, and shall cause KQC Korea to, use reasonable best efforts to cause such Korean counsel to cooperate with SPAC and its counsel in responding to any follow-up questions or requests for clarification arising from such due diligence report.

(d) The Parties acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms during the period from the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall survive any termination of this Agreement in accordance with the terms thereof.

Section 5.10 Regulatory Approvals; Korean Filings.

Each party shall use its reasonable best efforts to obtain all consents and approvals and to make all filings required in connection with the Transactions, including any filing required under FETA or FIPA in respect of the change in the shareholding of Parent resulting from the Merger, and shall cooperate with the other party in connection therewith. Parent shall complete or cure any outstanding item identified on Section 3.2 of the Parent Disclosure Schedule or Section 3.16 of the Parent Disclosure Schedule prior to the Closing.

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Section 5.11 Convertible Debt Consents.

Parent shall use its reasonable best efforts to obtain the consents and amendments contemplated by Section 2.12(b) as promptly as practicable, and in any event prior to the effectiveness of the Registration Statement.

Section 5.12 De-SPAC Costs.

Parent shall be responsible for all De-SPAC Costs; provided, that in no event shall Parent be responsible for De-SPAC Costs in excess of the De-SPAC Cost Cap; provided, further that the De-SPAC Cost Cap shall not apply to (i) the costs and expenses incurred in connection with obtaining the D&O Tail Policy and the SPAC Fairness Opinion and (ii) any other De-SPAC Costs required to be incurred by applicable law, in connection with any filings made with the SEC or Nasdaq or any Extension Costs. To the extent that any De-SPAC Costs were or are incurred by or on behalf of SPAC, subject to the De-SPAC Cost Cap, Parent shall upon SPAC’s written request, pay such De-SPAC Cost to the applicable third party or advance such funds to SPAC for further payment to the applicable third party. Parent shall not be entitled to reimbursement of any De-SPAC Costs paid or incurred by or on behalf of SPAC.

Section 5.13 Approved Budget.

Prior to the date hereof, SPAC prepared and delivered to Parent a detailed budget of anticipated De-SPAC Costs (the “Approved Budget”). To the extent either Party becomes aware of any individual De-SPAC Cost that may exceed the applicable line item in the Approved Budget by more than fifteen percent (15%), such Party shall promptly notify the other Parties whose prior written consent (not to be unreasonably withheld, conditioned, or delayed) shall be required for such Party to incur such De-SPAC Cost. SPAC shall provide Parent with monthly reports of De-SPAC Costs incurred. To the extent SPAC seeks to engage a new third party that would constitute a De-SPAC Cost, SPAC shall consider in good faith any comments or input by Parent with respect to the selection of such third party.

Section 5.14 PIPE Financing and Backstop.

The parties shall cooperate in good faith in seeking a PIPE Financing and any Backstop Arrangement, and shall consult with each other as to the terms, timing and identity of investors. Without limiting Section 5.2, neither party shall enter into any subscription agreement or backstop arrangement without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed; provided, that Parent’s consent shall be deemed to be provided if Parent has not responded to SPAC’s written request for consent within three Business Days of SPAC’s delivery of such request. The parties shall conduct any PIPE Financing and any Backstop Arrangement in a manner that (a) qualifies for an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D thereunder, (b) does not involve any general solicitation or general advertising, and (c) would not reasonably be expected to result in the integration of such offering with the offering registered on the Registration Statement or otherwise jeopardise the availability of that exemption or the effectiveness of the Registration Statement. Each party shall obtain customary accredited-investor representations from each investor.

Section 5.15 Parent Charter; Equity Incentive Plan.

At or prior to the Effective Time, Parent shall file the Parent Charter with the Secretary of State of the State of Delaware and shall adopt the Equity Incentive Plan. The Parent Charter shall provide that each share of Parent Class A Common Stock carries one (1) vote and, if any additional class or series of common stock is created, that such class or series shall also be entitled to vote generally in the election of directors. The Parent Charter shall be in a form consistent with the Intended Tax Treatment and with the requirements of Nasdaq applicable to a capital structure established prior to initial listing.

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Section 5.16 Sponsor Support.

Concurrently with the execution of this Agreement, the Sponsor has delivered the Sponsor Support Agreement, pursuant to which the Sponsor agrees, among other things, to (a) vote all of its SPAC securities in favour of the Transaction Proposals and the extension contemplated by Section 5.3, (b) not Redeem any SPAC security, (c) be bound by the Lock-Up Agreement, and (d) such forfeiture or deferral arrangements in respect of the Founder Shares as are set out therein, in each case structured so that the consideration issued in respect of the Founder Shares consists solely of voting stock of Parent, consistent with Section 2.8(c) and Section 2.15(a).

Section 5.17 Tax Matters.

The parties shall cooperate in the preparation and filing of any Tax Return relating to the Transactions and in obtaining any tax opinion reasonably requested by SPAC, including by delivering customary representation letters. Section 2.15 shall govern the Intended Tax Treatment.

Section 5.18 Public Announcements.

Neither party shall issue any press release or make any public announcement in respect of the Transactions without the prior written consent of the other, except as required by Law or the rules of Nasdaq, in which case the disclosing party shall use reasonable efforts to consult with the other party in advance. Each party shall file, or furnish to the other for filing, each written communication relating to the Transactions that is required to be filed pursuant to Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, in each case on the date of first use. Each such communication shall contain the legends and the statement regarding the participants in the solicitation required by those rules. Each party shall comply with Regulation FD and shall not selectively disclose material non-public information relating to the Transactions.

Section 5.19 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years (or, if longer, any applicable statute of limitations period) following the Closing, Parent shall cause the Surviving Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favour of the present and former directors and officers of SPAC contained in the SPAC Governing Documents as of the date of this Agreement, and Parent shall purchase a “tail” directors’ and officers’ liability insurance policy in respect of such persons on customary terms (the “D&O Tail Policy”), the cost of which shall constitute a De-SPAC Cost.

(b) Effective at the Closing, Parent shall procure customary public-company director and officer insurance covering the directors and officers of Parent and the Group Companies, including KQC Korea, and employees to the extent insured persons under that policy.

Section 5.20 Use of Proceeds; Further Assurances.

(a) Immediately upon the Closing, the cash of SPAC, including the proceeds of any PIPE Financing and the funds remaining in the Trust Account after giving effect to Redemptions, shall be applied to (a) the payment of SPAC’s accrued and unpaid expenses, the deferred underwriting commission and amounts owed to the Sponsor or its designee, and (b) working capital and general corporate purposes of Parent and its Subsidiaries. Each party shall execute such further documents and take such further action as may reasonably be required to give effect to the Transactions.

(b) Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to cause the conditions to Closing set forth in Article VI to be satisfied as promptly as reasonably practicable, and in any event prior to the Outside Date, and to consummate the transactions contemplated by this Agreement.

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Section 5.21 Directors and Officers; Questionnaires.

Parent shall deliver to SPAC, no later than 20 Business Days prior to the initial filing of the Registration Statement, completed directors’ and officers’ questionnaires for each Person expected to serve as a director or officer of Parent following the Closing, and shall identify the Persons expected to satisfy the audit committee independence, financial literacy and “audit committee financial expert” requirements of Nasdaq and the SEC. Parent shall not designate any director who would cause Parent to fail to satisfy any applicable Nasdaq or SEC independence requirement.

Prior to the Effective Time, the board of directors of Parent shall adopt resolutions, in accordance with Rule 16b-3 under the Exchange Act, approving the acquisition of Parent Common Stock pursuant to Section 2.8 by each Person who will be a director or officer of Parent subject to Section 16 of the Exchange Act.

Section 5.22 Supplements to Disclosure Schedule.

From the date hereof until the Closing, Parent shall have the right to supplement, modify or otherwise update the Parent Disclosure Schedule with respect to events occurring, or circumstances arising, after the date hereof that, if existing on the date hereof, would have been required to be set forth or described in the Parent Disclosure Schedule. Parent shall deliver the Parent Disclosure Schedule at least ten (10) days prior to the Closing. Any such supplement, modification or update will amend the applicable Parent Disclosure Schedule and qualify the applicable representations and warranties contained in this Agreement as of the Closing Date. For purposes of determining satisfaction of the conditions set forth in Section 6.2, such supplement or amendment shall not be deemed to amend or supplement the Parent Disclosure Schedule; provided, however, to the extent the Closing occurs, SPAC will be deemed to have accepted the Parent Disclosure Schedule as supplemented and amended pursuant to this Section 5.22 for all purposes of this Agreement.

Article VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Each Party.

The obligation of each party to consummate the Transactions is subject to the satisfaction, or waiver by each of Parent and SPAC (to the extent permitted by Law), of the following conditions:

(a) No Order. No Governmental Authority shall have enacted or issued any Law or Order that is in effect and that enjoins, restrains or otherwise prohibits the consummation of the Transactions;

(b) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained;

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, and no stop order shall be in effect or threatened;

(d) Nasdaq Listing. The shares of Parent Class A Common Stock to be issued pursuant to Section 2.8 shall have been approved for listing on Nasdaq, subject only to official notice of issuance, and Parent shall satisfy Nasdaq’s initial listing requirements;

(e) Shareholder Extension. A Shareholder Extension shall have been approved at the Extension Meeting and SPAC’s deadline to consummate an initial business combination shall have been extended to a date not earlier than the Closing Date;

(f) Antitrust. Any applicable waiting period under the HSR Act or any other applicable antitrust Law shall have expired or been terminated;

(g) Minimum Net Cash Condition. The aggregate cash available at the Closing (including funds from the Trust Account remaining after giving effect to all shareholder redemptions and the net proceeds from any PIPE Financing) shall not be less than $30,000,000 or such other amounts as SPAC and Parent may agree in writing (the “Minimum Net Cash Condition”); and

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(h) Plan of Merger. The Plan of Merger and all other documents required by section 233 of the Cayman Companies Act shall be in a form capable of being filed with the Cayman Registrar.

Section 6.2 Conditions to the Obligations of SPAC.

The obligation of SPAC to consummate the Transactions is further subject to the satisfaction, or waiver by SPAC, of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub in Article III (other than the Fundamental Representations) shall be true and correct in all material respects (or, where qualified by materiality or Material Adverse Effect, in all respects) as of the Closing Date, except to the extent expressly made as of an earlier date and (ii) the Fundamental Representations shall be true and correct as of the Closing Date, except to the extent expressly made as of an earlier date;

(b) Parent and Merger Sub shall have performed in all material respects all covenants required to be performed by them at or prior to the Closing;

(c) SPAC shall have received a certificate of a duly authorised officer of Parent certifying as to Section 6.2(a) and Section 6.2(b) and as to the completion of the Pre-Closing Recapitalization;

(d) SPAC shall have received evidence reasonably satisfactory to it that the Reorganization has been completed and that Parent holds one hundred percent (100%) of the issued and outstanding shares of KQC Korea, including a certified copy of the shareholder register of KQC Korea;

(e) the PCAOB-audited financial statements contemplated by Section 5.5 shall have been delivered;

(f) each of the Ancillary Agreements to which Parent, the applicable Group Company, Merger Sub or any of their Affiliates is a party shall have been executed and delivered by Parent, the applicable Group Company, Merger Sub or their Affiliates, as applicable;

(g) the consents and amendments in respect of the Convertible Debt contemplated by Section 2.12(b) shall have been obtained;

(h) each consent, approval and filing set out on Section 3.2, Section 3.6 and Section 3.16 of the Parent Disclosure Schedule shall have been obtained or made;

(i) Parent shall have obtained the D&O Tail Policy;

(j) the Parent Charter shall have been filed and shall be in full force and effect;

(k) the Equity Incentive Plan shall have been duly adopted and the Closing Grants shall have been granted concurrent with the Closing;

(l) Parent shall have obtained, at its sole cost and expense, an independent valuation report from a reputable valuation firm reasonably acceptable to SPAC, addressing the fair market value of Parent as of a date not more than sixty (60) days prior to the Closing Date; and

(m) no Parent Material Adverse Effect shall have occurred and be continuing.

Section 6.3 Conditions to the Obligations of Parent and Merger Sub.

The obligation of Parent and Merger Sub to consummate the Transactions is further subject to the satisfaction, or waiver by Parent, of the following conditions:

(a) the representations and warranties of SPAC in Article IV shall be true and correct in all material respects (or, where qualified by materiality or Material Adverse Effect, in all respects) as of the Closing Date, except to the extent expressly made as of an earlier date;

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(b) SPAC shall have performed in all material respects all covenants required to be performed by it at or prior to the Closing;

(c) Parent shall have received a certificate of a duly authorised officer of SPAC certifying as to Section 6.3(a) and Section 6.3(b);

(d) each of the Ancillary Agreements to which SPAC or Sponsor is a party shall have been executed and delivered by SPAC or Sponsor, as applicable;

(e) the Trustee shall have been instructed to release the funds in the Trust Account in accordance with the trust agreement and this Agreement;

(f) SPAC shall have obtained an independent fairness opinion from a U.S.-credentialed financial adviser reasonably acceptable to Parent, opining as to the fairness, from a financial point of view, of the transactions contemplated by this Agreement to the shareholders of SPAC (the “SPAC Fairness Opinion”); and

(g) no SPAC Material Adverse Effect shall have occurred and be continuing.

Section 6.4 Frustration of Conditions.

No party may rely on the failure of any condition in this Article VI to be satisfied if that failure was caused by, or resulted from, that party’s breach of any representation, warranty, covenant or agreement in this Agreement.

Article VII

TERMINATION

Section 7.1 Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and SPAC;

(b) by either Parent or SPAC if the Closing has not occurred on or before the Outside Date, provided that this right shall not be available to a party whose material breach has been the primary cause of the failure of the Closing to occur;

(c) by either Parent or SPAC if any Governmental Authority has issued a final and non-appealable Order permanently prohibiting the Transactions;

(d) by either Parent or SPAC if the SPAC Shareholder Approval is not obtained at the SPAC Shareholder Meeting;

(e) by either Parent or SPAC if the extension contemplated by Section 5.3 is not approved at the Extension Meeting, SPAC’s deadline to consummate an initial business combination (after given effect to any Shareholder Extension) shall have passed without the Closing having occurred or if SPAC becomes required to redeem its SPAC Class A Ordinary Shares and liquidate the Trust Account in accordance with the SPAC Governing Documents;

(f) by SPAC, if Parent or Merger Sub has breached any representation, warranty or covenant such that a condition in Section 6.2 would not be satisfied, and such breach is incapable of cure or has not been cured within thirty (30) days of written notice;

(g) by Parent, if SPAC has breached any representation, warranty or covenant such that a condition in Section 6.3 would not be satisfied, and such breach is incapable of cure or has not been cured within thirty (30) days of written notice;

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(h) by either Parent or SPAC if the Minimum Net Cash Condition is incapable of being satisfied as of the Closing Date;

(i) by SPAC, if the financial statements required by Section 5.5(c) or Section 5.5(d) have not been delivered by the date specified therein, provided that this right shall not be available to SPAC if its breach has been the primary cause of the failure to deliver;

(j) by SPAC, in order to enter into a definitive agreement providing for a Superior Proposal, provided that (A) SPAC has complied with Section 5.6 in all material respects (including the notice and Matching Period requirements therein) and (B) substantially concurrently with such termination SPAC enters into such definitive agreement; or

(k) by SPAC, if during the forty-five (45) day period following the date of this Agreement (the “Diligence Period”), SPAC discovers any fact, circumstance or condition relating to the Group Companies that it reasonably believes is material and adverse to the Group Companies, individually or in the aggregate.

Section 7.2 Effect of Termination.

Upon valid termination, this Agreement shall become void and of no further force or effect, without liability on the part of any party, except that (a) no termination shall relieve any party of liability for fraud or wilful breach, (b) the obligations of the parties set forth in the Confidentiality Agreement, Section 5.3 (The Extension), Section 5.12 (De-SPAC Costs), Section 9.6 (Expenses), and this Section 7.2 shall survive any termination of this Agreement in accordance with their respective terms.

Article VIII

NO SURVIVAL; NO INDEMNIFICATION

Section 8.1 No Survival.

The representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall not survive the Closing and shall terminate at the Effective Time. Covenants that by their terms are to be performed following the Closing shall survive in accordance with their terms. Nothing in this Section 8.1 limits the liability of any party for fraud or wilful breach.

Section 8.2 No Indemnification.

There shall be no post-Closing indemnification obligation under this Agreement. No party, and no director, officer or shareholder of any party, shall have any liability to any other party for indemnification in respect of any representation, warranty, covenant or obligation contained in this Agreement following the Closing, save in respect of fraud or wilful breach.

Section 8.3 Fraud; Wilful Breach.

“Fraud” means actual common law fraud (requiring scienter) with respect to the making of any representation or warranty set out in this Agreement, and does not include any claim based on constructive knowledge, negligent misrepresentation or any similar theory based on recklessness or negligence. “Wilful Breach” means a material breach of any covenant that is the consequence of an intentional act or intentional failure to act by the breaching party with actual knowledge that such act or failure would constitute or result in a material breach.

Section 8.4 Exclusive Remedy; Damages.

Except in respect of fraud or wilful breach, and without limiting Section 9.6, from and after the Closing this Article VIII sets out the sole and exclusive remedy of the parties in respect of this Agreement. No party shall be liable to any other for punitive, special, indirect or consequential damages, except to the extent actually awarded to a third party.

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Article IX

GENERAL PROVISIONS

Section 9.1 Notices.

All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by email with confirmation of receipt, or sent by internationally recognised overnight courier, to the following addresses or to such other address as a party may designate in writing:

If to SPAC, to:

CHARLTON ARIA ACQUISITION CORPORATION
221 W 9th Street, #848
Wilmington, Delaware 19801
Attn: Jung Min Lee, Chief Executive Officer
Email: jmlee@charltonaria.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
Address: Level 34, 100 Bishopsgate
London EC2N 4AG
United Kingdom
Attn: Hamid Yunis
Email: hamid.yunis@pillsburylaw.com

If to Sponsor, to:

ST Sponsor II Limited
c/o Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
Attention: Juno Huang
Email: juno.huang@maples.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
Address: Level 34, 100 Bishopsgate
London EC2N 4AG
United Kingdom
Attn: Hamid Yunis
Email: hamid.yunis@pillsburylaw.com

If to Parent, KQC Korea or Merger Sub, to:

KQC QUANTUM, INC.
9F, Units 905 to 908, 55 Centum Jungang-ro
Haeundae-gu, Busan, Republic of Korea
Attention: John Kim
Email: john.kim@kqchub.com

Section 9.2 Entire Agreement; Amendment; Waiver.

This Agreement, together with the Ancillary Agreements, constitutes the entire agreement of the parties in respect of its subject matter and supersedes all prior understandings. This Agreement may be amended, and any provision waived, only by a written instrument signed by Parent and SPAC (and, in respect of any provision applicable to the Sponsor, by the Sponsor). No failure or delay in exercising any right shall operate as a waiver.

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Section 9.3 Governing Law; Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles; provided that the Merger, the fiduciary duties of the board of directors of SPAC and Merger Sub, and the rights of SPAC’s shareholders in respect of the Merger (including dissenter rights under section 238 of the Cayman Companies Act) shall be governed by the Cayman Companies Act. The parties submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City of New York, and irrevocably waive any right to trial by jury.

Section 9.4 Assignment; Third-Party Beneficiaries.

No party may assign this Agreement without the prior written consent of the other parties, and any purported assignment in violation of this Section shall be void. Except for Section 5.19 (which is for the benefit of the present and former directors and officers of SPAC) and Article VIII, this Agreement is not intended to confer any right or remedy on any Person other than the parties.

Section 9.5 Counterparts; Severability; Interpretation.

This Agreement may be executed in counterparts, including by electronic transmission, each of which shall be an original and all of which together shall constitute one instrument. If any provision is held invalid or unenforceable, the remaining provisions shall remain in full force and effect and the parties shall negotiate in good faith to replace the invalid provision with a valid provision achieving as nearly as possible the original intent. Section 1.2 shall govern the construction of this Agreement.

Section 9.6 Expenses.

Except as otherwise provided in this Agreement, including Section 5.12, each party shall bear its own costs and expenses in connection with this Agreement.

Section 9.7 Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that each party shall be entitled to specific performance and injunctive relief, without proof of actual damages and without the requirement to post any bond, in addition to any other remedy at law or in equity.

Section 9.8 Non-Recourse.

This Agreement may be enforced only against the named parties. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or Representative of any party shall have any liability for any obligation of that party under this Agreement.

Section 9.9 Trust Account Waiver.

Each of Parent, Merger Sub and KQC Korea acknowledges that SPAC has established the Trust Account for the benefit of its public shareholders, and irrevocably waives any right, title, interest or claim of any kind in or to any monies in the Trust Account, and agrees not to seek recourse against the Trust Account, in connection with this Agreement or the Transactions, regardless of whether such claim arises in contract, tort, equity or otherwise. This waiver shall survive any termination of this Agreement.

Section 9.10 Disclosure Schedules.

Disclosure of any item in any section of a Disclosure Schedule shall be deemed disclosure with respect to any other section to which its relevance is reasonably apparent on the face of that disclosure. The inclusion of any item shall not be construed as an admission of materiality.

Section 9.11 Joinder of KQC Korea.

KQC Korea executes this Agreement solely for the purposes of Section 2.12, Section 5.1, Section 5.4, Section 5.5, Section 5.9, Section 5.10, Section 5.11, Section 9.9 and the related provisions of Article VIII and Article IX, and shall have no other obligation or liability under this Agreement. KQC Korea shall execute the Registration Statement as a co-registrant to the extent required by the Securities Act. KQC Korea confirms that it is not a party to the Merger and that its corporate existence, contracts, licences and permits are unaffected by the Merger.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Business Combination Agreement to be duly executed as of the date first written above.

CHARLTON ARIA ACQUISITION CORPORATION

By:	/s/ Jung Min Lee
Name:	Jung Min Lee
Title:	Chief Executive Officer and Director

KQC QUANTUM, INC.

By:	/s/ Ji Hoon Kweon
Name:	Ji Hoon Kweon
Title:	Director, President and CEO

KQC MS LIMITED

By:	/s/ Ji Hoon Kweon
Name:	Ji Hoon Kweon
Title:	Director

KOREA QUANTUM COMPUTING CO., LTD.

Solely for the purposes set out in Section 9.11

By:	/s/ Joon Young Kim
Name:	Joon Young Kim
Title:	Chief Executive Officer

ST SPONSOR II LIMITED

Solely for the purposes set out in Section 5.3(d) and Section 5.16

By:	/s/ Siak Chan Chen
Name:	Siak Chan Chen
Title:	Managing Partner

[Signature Page to Business Combination Agreement]